Exhibit 23

CONSENT OF INDEPENDENT
CERTIFIED PUBLIC ACCOUNTS

The Board of Directors
First Oak Brook Bancshares, Inc.:

We consent to incorporation by reference in the registration statements (Nos. 33-24145, 33-82800, 333-75025, 333-89647, 333-81388, and 333-87978) on Form S-8 of First Oak Brook Bancshares, Inc. of our report dated February 18, 2004, relating to the consolidated balance sheets of First Oak Brook Bancshares, Inc. and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of income, changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2003, which report appears in the December 31, 2003 annual report on Form 10-K of First Oak Brook Bancshares, Inc.

/S/ KPMG LLP

March 11, 2004